As filed with the Securities and Exchange Commission on April 7, 2015

Registration No. 333-200079

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

International Market Centers, Inc.

(Exact Name of Registrant as Specified in its Charter)

475 S. Grand Central Parkway, Suite 1615

Las Vegas, Nevada 89106

(702) 599-9621

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Maricich

Chief Executive Officer and President

475 S. Grand Central Parkway, Suite 1615

Las Vegas, Nevada 89106

(702) 599-9621

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Edward J. Schneidman, P.C. Christopher P. Bennett, Esq. Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2200	David Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735 3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common stock, par value $0.01 per share	$200,000,000	$23,240

(1)	Includes the offering price of the shares subject to the underwriters’ option to purchase additional shares.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
(3)	This amount was previously paid in connection with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to Registration Statement on Form S-11 (Commission File No. 333-200079) is being filed solely for the purpose of filing Exhibits 3.1, 3.2, 4.1, 10.1, 10.2, 10.3, and 10.7 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and the structuring fee) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee		$23,240
FINRA filing fee		30,509
NYSE listing fee		*
Printing expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On June 30, 2014, IMC issued 100 common shares to IMC LP in connection with the initial capitalization of IMC for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the director or officer and was material to the cause of action adjudicated. Our charter will contain a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter will authorize us to obligate ourselves, and our bylaws will obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party, or witness in, to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We intend to enter into an indemnification agreement with each of our directors and executive officers as described in “Certain Relationships and Related Person Transactions—Indemnification Agreements.” Following the completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities, whether or not we are required to have the power to indemnify them against the same liability.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unavailable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Exhibits and Financial Statement Schedules.

The list of exhibits is set forth under “Index to Exhibit” at the end of this registration statement and is incorporated herein by reference.

Item 37.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 7, 2015.

International Market Centers, Inc.

By:	/s/ Robert J. Maricich
Robert J. Maricich Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities on April 7, 2015.

Signature	Title

/s/ Robert J. Maricich Robert J. Maricich	Chief Executive Officer, President and Sole Director (Principal Executive Officer)

* William F. Lacey	Chief Financial Officer (Principal Accounting and Financial Officer)

*	The undersigned, by signing his name hereto, signs and executes this Amendment No. 3 to Registration Statement on Form S-11 pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on November 10, 2014.

By:	/s/ Robert J. Maricich
Robert J. Maricich Attorney-in-fact

INDEX TO EXHIBITS

Number	Description

1.1*	Form of Underwriting Agreement

3.1	Form of Charter of International Market Centers, Inc. to become effective upon consummation of this offering

3.2	Form of Amended and Restated Bylaws of International Market Centers, Inc. to become effective upon consummation of this offering

4.1	Form of Certificate of Common Stock of International Market Centers, Inc.

5.1**	Form of Opinion of Venable LLP as to the legality of the securities being registered

8.1**	Form of Opinion of Kirkland & Ellis LLP relating to tax matters

10.1	Form of Amended and Restated Limited Partnership Agreement of IMC OP, LP

10.2	Form of Stockholders’ Agreement, by and among International Market Centers, Inc., International Market Centers, LP, and the investors named therein

10.3	Form of Registration Rights Agreement, by and among International Market Centers, Inc., International Market Centers, LP, and the principal holders named therein

10.4**†	Form of International Market Centers, Inc. 2015 Omnibus Incentive Plan

10.5**†	Form of LTIP Unit Award Agreement pursuant to the International Market Centers, Inc. Omnibus Incentive Plan

10.6**†	Form of Restricted Stock Unit Agreement pursuant to the International Market Centers, Inc. Omnibus Incentive Plan

10.7	Form of Director and Officer Indemnification Agreement (between International Market Centers, Inc. and its directors and officers)

10.8**†	Amended and Restated Employment Agreement, dated as of March 27, 2015, by and between IMC Manager, LLC and Robert J. Maricich

10.9**†	Amended and Restated Employment Agreement, dated as of March 27, 2015, by and between IMC Manager, LLC and William F. Lacey

10.10**†	Amended and Restated Employment Agreement, dated as of March 27, 2015, by and between IMC Manager, LLC and Scott Eckman

10.11**

First Lien Credit Agreement, dated as of August 15, 2014, among IMC OP, LP, as borrower, International Market Centers, Inc., as guarantor, the several banks and other financial institutions or entities from time to time parties thereto as lenders and letter of credit issuers and JPMorgan Chase Bank, N.A., as administrative agent

21.1**	List of Subsidiaries of International Market Centers, Inc.

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Venable LLP (contained in Exhibit 5.1)

23.3**	Consent of Kirkland & Ellis LLP (contained in Exhibit 8.1)

23.4**	Consent of Stax Inc.

24.1**	Powers of Attorney

99.1**	Consents of Director Nominees

*	To be filed by amendment.
**	Previously filed by the registrant.
†	Indicates exhibits that constitute management contracts or compensatory plans or arrangements.